Exhibit 18.1

May 7, 2026

The Board of Directors Green Plains Inc.
Omaha, Nebraska Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Green Plains Inc. and subsidiaries (the Company) for the three months ended March 31, 2026, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1 to those financial statements, the Company changed its method of accounting for its Section 45Z clean fuel tax credits from an analogy to an income tax model to an analogy to a government grant model in connection with its adoption of ASU 2025-10, Accounting for Government Grants Received by Business Entities. The Company states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the economic substance of the Section 45Z clean fuel production tax credits as a reduction of Cost of Goods Sold to produce the low-carbon fuels that the tax legislation was meant to incentivize.
In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2025, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP